Exhibit (99)-1


From:     Michael John
          December 27, 2000

Wisconsin Energy sells Connecticut Power Plants

MILWAUKEE - Wisconsin Energy Corp. (NYSE: WEC) announced today that it has signed a definitive agreement with NRG Energy, Inc. (NYSE: NRG) for the sale of two fossil-fueled power plants operated by Wisvest Connecticut, LLC. The power plants, located in Bridgeport and New Haven, Conn., have a combined generating capacity of more than 1,000 megawatts.

Wisconsin Energy anticipates the receipt of approximately $350 million in gross proceeds from the sale, and expects to realize a gain. Subject to obtaining necessary regulatory approvals the sale is expected to close in the second quarter of 2001.

"As we announced earlier this year, we conducted a strategic assessment of our entire portfolio of non-regulated assets," said Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy. "As a result, we are focusing on our core competencies of international manufacturing, electric generation and electric and natural gas distribution in the Midwest. And while we are impressed with the quality of these facilities because of their fuel flexibility and skilled workforce, we have decided to monetize the value of these assets to benefit our shareholders."

As part of the transaction, NRG Energy will recognize the current collective bargaining agreement with Local 470-1 of the Utility Workers Union of America.

Wisconsin Energy Corp. is a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses. The company serves more than 1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 940,000 natural gas customers in Wisconsin through its utility subsidiaries - Wisconsin Electric, Wisconsin Gas and Edison Sault Electric. Its non-utility subsidiaries include energy services and development, pump manufacturing, waste-to-energy and real estate businesses. Visit the company's Web site at www.wisenergy.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic and market conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and in areas where the company conducts business operations and/or has investments; risks associated with non-utility diversification; the effects of regulatory decisions and changes in law; litigation; capital spending requirements; changes in accounting standards; corporate restructuring and changes in capital structure; changes in interest rates and in financial markets; changes in corporate strategy; and the other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's Form 10-K for the year ended Dec. 31, 1999; and other factors described from time to time in the company's reports to the Securities and Exchange Commission.

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